WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050

                  TELEPHONE 650-493-9300 FACSIMILE 650-493-6811


                                October 17, 2000

PMC-Sierra, Inc.
900 East Hamilton Avenue, Suite 250
Campbell, California 95008

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by PMC-Sierra, Inc. ("PMC") with the Securities and Exchange Commission on or about October 17, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 647,591 shares (the "Shares") of PMC common stock to be issued under the SwitchOn Networks, Inc. 1998 Stock Plan ("SwitchOn Plan") assumed by PMC pursuant to the Agreement and Plan of Reorganization dated September 25, 2000 between PMC, Pebble Acquisition Corporation and SwitchOn Networks, Inc. As PMC's counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by PMC in connection with the issuance and sale of the Shares pursuant to the SwitchOn Plan.

         It is our opinion that, when shares of PMC are issued and sold pursuant to the SwitchOn Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        \s\ WILSON SONSINI GOODRICH & ROSATI

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation